Exhibit 10.1
Employment Agreement -Valas

AMENDED EMPLOYMENT AGREEMENT
THIS AMENDED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 9th day of May, 2013, by and between BLOUNT INTERNATIONAL, INC., a Delaware corporation (the “Company”), and PAUL A. VALAS (“Executive”).

W I T N E S S E T H:
RECITALS

A.
The Company desires to continue to employ and retain the unique experience, abilities, and services of Executive, and Executive desires to continue to be employed by the Company, subject to the terms and conditions of this Agreement.

B.
As Senior Advisor - Blount International, Inc., Executive will be engaged in administrative, executive, or professional work in connection with Executive's employment with the Company. Executive will perform predominantly intellectual, managerial, or creative tasks and will earn a salary and be paid on a salary basis.

C.
The Company will have a protectable interest in connection with Executive's employment with the Company. Executive will have access to trade secrets or will have access to competitively sensitive confidential business and professional information that otherwise might not qualify as a trade secret, including product development plans, product launch plans, marketing strategy, or sales plans.

D.
Executive's employment is currently subject to an Employment Agreement dated October 10, 2012 (the “2012 Agreement”), which incorporates certain provisions of an Employment Agreement dated December 14, 2009 (the “2009 Agreements”). The parties intend for this Agreement to supersede the 2012 Agreement, except that Section 3(d) of the 2012 Agreement, which incorporates Section 3(d)(i) of the 2009 Agreement, which contains a non-competition provision entered into upon commencement of Executive's employment, shall continue in full force and effect, the language of which has been replicated in its entirety in Section 3(d) hereof.

E.
The parties anticipate that at some point during the term of this Agreement, Executive will find additional, full-time employment exclusive of consulting engagements and serving on boards of directors (“New Employment”) and will reduce the amount of services provided to the Company from the date of commencement of the New Employment (the “New Employment Date”) until the Termination Date.

AGREEMENT
1.Employment and Term.

(a)Subject to the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment as the Company's Senior Advisor, and shall have such responsibilities, duties and authority that are consistent with such positions as may be from time to time assigned to Executive by the Chief Executive Officer (the “CEO”) (or the CEO's designee). Executive will comply with the reasonable instructions, policies, and rules that the Company may establish from time to time. During the Term, Executive will discharge Executive's duties to the best of Executive's ability, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner Executive reasonably believes to be in the best interests of the Company.

(b)This Agreement shall be effective through December 31, 2014 (the “Expiration Date”), at which time this Agreement and Executive's employment shall terminate. Following termination of this Agreement, those provisions that by their nature continue following termination, shall continue in full force and effect.

(c)Executive represents and warrants to the Company that the signing and delivery of this Agreement by Executive and the performance by Executive of all of Executive's obligations under this Agreement will not (i) breach any agreement to which Executive is a party, or give any person the right to accelerate any obligation of Executive; (ii) violate any law, judgment, or order to which Executive is subject; or (iii) require the consent, authorization, approval of any person, including but not limited to any governmental body.

(d)Executive acknowledges that the terms of this employment relationship may be supplemented by policies adopted by the Company from time to time. The Company may revise its policies at any time in its sole discretion. In the event of any conflict between the terms of this Agreement and the Company's policies, the terms of this Agreement shall govern.

(e)The Company and Executive agree that Executive's service as Senior Advisor shall not preclude Executive from (i) accepting New Employment, (ii) performing consulting services for other third parties, (iii) serving on boards of directors and (iv) other similar activities, in each case so long as such activities do not conflict with the provisions of Section 3(d).

2.Compensation and Benefits. Executive agrees that for the Term of this Agreement that he will be compensated as set forth in subsections (a) through (e) below:

(a)An annual base salary (“Base Salary”) at a rate of Three Hundred and Fifty Thousand Dollars ($350,000.00) per year, prorated for any partial year of employment. Executive's salary shall be payable in substantially equal installments on a semi-monthly basis, or in accordance with the regular payroll practices in effect and applicable to Executive from time to time.

(b)Subject to Section 4.2, Executive shall be entitled to participate in, or receive benefits under, any “employee benefit plan” (as defined in Section 3(3) of ERISA) or employee benefit arrangement made available by the Company to its executives from time to time, including plans providing 401(k) benefits, matching and Savings Plus benefits, deferred compensation, health care (including Exec-U-Care), dental and vision care, life insurance, disability, accidental death and similar benefits.

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Employment Agreement- Paul A. Valas

(c)Executive will be promptly reimbursed by Company for all reasonable business expenses he incurs in carrying out his duties and responsibilities under this Agreement.

(d)Executive shall not be eligible to participate in the Company's Executive Management Annual Incentive Program for the calendar year 2013 or 2014.

(e)From time-to-time Executive has been issued awards pursuant to the Company's annual Long Term Incentive Program (LTIP). These awards will continue to vest, pursuant to the terms of the LTIP Agreement or Plan until July 1, 2013, at which time all unvested awards will be forfeited and vested awards will be treated as established by the LTIP Agreement or Plan. Executive will not receive any additional LTIP awards for the calendar year 2013 or 2014

3.Confidentiality and Noncompetition.

(a)For the purposes of this Section 3, Company shall include Blount International, Inc. and any of its subsidiaries and affiliates as they exist from time to time through the Termination Date. Executive acknowledges that, prior to and during the Term of this Agreement, the Company has furnished and will furnish to Executive Confidential Information which could be used by Executive on behalf of a competitor of the Company to the Company's substantial detriment. Moreover, the parties recognize that Executive, during the course of Executive's employment with the Company, will develop important relationships with customers and others having valuable business relationships with the Company. In view of the foregoing, Executive acknowledges and agrees that the restrictive covenants contained in this Section 3 are reasonably necessary to protect the Company's legitimate business interests and goodwill. If it is determined that any term of this Section 3 is overly broad or unreasonable as applied to Executive, the parties agree that it is their mutual intention and agreement that these restrictive covenants be enforced to the fullest extent possible and the restrictive covenants shall be modified to the extent necessary to accomplish such purpose.

(b)Executive agrees that Executive shall protect the Company's Confidential Information and shall not disclose to any Person, or otherwise use, except in connection with Executive's duties performed in accordance with this Agreement or otherwise for the Company, any Confidential Information at any time, including following the termination of Executive's employment with the Company for any reason; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests. Executive will promptly notify the Company of any unauthorized use or disclosure of Confidential Information, or any other breach of this Section 3 and assist the Company in every reasonable way to retrieve any Confidential Information that was used or disclosed by Executive without the Company's specific prior written authorization and to mitigate the harm caused by the unauthorized use or disclosure. Executive's obligations under this Section 3(b) shall survive any expiration or termination of this Agreement for any reason.

Employment Agreement- Paul A. Valas

(c)Upon the termination or expiration of Executive's employment hereunder, Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents supplied to or created by Executive in connection with Executive's employment hereunder (including all copies of the foregoing) in Executive's possession or control, and all of the Company's equipment and other materials in Executive's possession or control. Executive's obligations under this Section 3(c) shall survive any expiration or termination of this Agreement.

(d)Executive shall comply with Section 3(d), clause (i) of the 2009 Agreement; provided, (i) the reference to “or until the end of the period for which he is entitled to receive compensation under Section 4.1(a) below, whichever is longer” is deleted (ii) the reference to “this Agreement” shall refer to this Agreement instead of the 2009 Agreement, and (iii) the reference to “provided that this noncompetition restriction shall in no event extend longer than two years from Executive's Date of Termination” is deleted. Executive reaffirms his continuing noncompetition obligations under Section 3(d), clause (i) of the 2009 Agreement and agrees that those provisions are valid, enforceable, and continuing in full force and effect. Section 3(d), clause (i) of the 2009 Agreement reads as follows:

“Upon the termination or expiration of his employment under this Agreement, Executive agrees that for a period of one (1) year from his Date of Termination or until the end of the period for which he is entitled to receive compensation under Section 4.1(a) below, whichever is longer, he shall not (i) be employed by or provide services to any company or business engaged in the design, manufacture, marketing or sale of any products similar to those produced or offered by the Company or its affiliates in the geographic areas of the world in which the Company conducts its principal manufacturing and sales operations, including China, Brazil, Germany, and North America, provided that this noncompetition restriction shall in no event extend longer than two years from Executive's Date of Termination.”

(e)During the Term and for a period of one (1) year after Executive's Date of Termination, Executive shall not (i) divert or attempt to divert any person, concern or entity which is furnished products or services by the Company, with whom Executive had dealings while employed by the Company, from doing business with the Company or otherwise cause any person, concern or entity with whom he had dealings while employed by the Company to change its relationship with the Company, or (ii) solicit, lure or attempt to hire away any of the employees of the Company with whom Executive interacted directly or indirectly, while employed with the Company.

(f)Executive acknowledges that if Executive breaches or threatens to breach this Section 3, Executive's actions may cause irreparable harm and damage to the Company that cannot be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Section 3, the Company shall be entitled to seek injunctive relief, in addition to any other rights or remedies available to the Company. This is an independent covenant on the part of Executive and the existence of any claim or cause of action by Executive against the Company

Employment Agreement- Paul A. Valas

whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive's agreement under this Section 3(f).

(g)Executive understands and agrees that any New Employment must be in compliance with the provisions of this Section 3.

4.Termination.

4.1.Termination Date.

(a)Executive's employment shall terminate and all compensation and benefits payable to Executive under this Agreement shall cease on the earlier to occur of (the “Termination Date”):

i.The Expiration Date;

ii.Executive's death; or

iii.the Company's termination of Executive's employment for Cause (as defined in Section 5.2).

(b)Upon termination of employment, Executive shall only be entitled to be paid any unpaid Base Salary accrued through the Termination Date, and any unreimbursed business expenses submitted in accordance with Company policy (collectively “Accrued Obligations”). All unpaid Base Salary shall be paid as of the Termination Date and all other Accrued Obligations shall be paid to Executive within thirty (30) business days.

4.2.New Employment.

(a)Executive must inform the Company in writing of any New Employment Date. Notwithstanding the New Employment, subject to Section 4.2(b), Executive's employment will continue until the Termination Date.

(b) Following the New Employment Date, Executive's compensation will be altered as follows:
i.Base Salary - Executive will continue to be paid his Base Salary until the Termination Date;

ii.Health and Life Insurance Coverage -Health insurance and life insurance benefits will terminate, except for any continuation rights of Executive and his beneficiaries, as of the date that Executive becomes eligible for coverage with respect to each applicable benefit under an employer sponsored plan of the new employer and has satisfied any required waiting periods;

iii.Retirement Plans and Other Benefits - As of the New Employment Date, Executive will cease to participate in the Company's retirement savings plans, deferred compensation plans and other benefits. The Company shall pay all amounts of deferred

Employment Agreement- Paul A. Valas

compensation in accordance with the applicable plan terms and in compliance with Section 409A, to the extent applicable.

4.3.No Severance Benefits. Executive agrees that he is only entitled to the compensation and benefits set forth in this Agreement and is not entitled to any other severance benefits under any other plan or program of the Company and its affiliates.

4.4.Compensation Following Death. No further payments shall be paid to Executive following termination due to death; however, Executive's estate will be entitled to whatever benefits are payable pursuant to the terms of any health, life insurance, disability, welfare, retirement or other plan or program maintained by the Company in which Executive participates and will be entitled to the Accrued Obligations.

4.5.Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, any benefits payable or to be provided to Executive by the Company or its affiliates, whether pursuant to this Agreement or otherwise, which are treated as severance payments under Code (defined in Section 5.3) Section 280G (“Severance Payments”) shall be modified in the manner provided below to the extent necessary so that the benefits payable or to be provided to Executive under this Agreement that are treated as Severance Payments, as well as any payments or benefits provided outside of this Agreement that are so treated, shall not cause the Company to have paid an excess Severance Payment. In computing such amount, the parties shall take into account all provisions of Code Section 280G, and the regulations thereunder, including making appropriate adjustments to such calculation for amounts established to be reasonable compensation. This Section shall be interpreted so as to avoid the imposition of excise taxes on Executive under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G(a) of the Code with respect to amounts payable under this Agreement or otherwise. This determination will be made after reasonable consultation with a national accounting firm selected by the Company.

4.6.Section 409A Compliance. The Company shall at all times interpret this Agreement and operate in good faith compliance in accordance with the requirements of Section 409A. Any action that may be taken (and, to the extent possible, any action actually taken) by the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Agreement in accordance with Section 409A that is not expressly set forth herein shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provision were expressly set forth. If Executive is a “specified employee” under Section 409A, no payments that are subject to Section 409A will be made under this Agreement until a date which is six (6) months after the Date of Termination (and on such date the payments that would otherwise have been made during such six-month period shall be made). In no event shall any payment that is considered deferred compensation under Section 409A be made to Executive unless Executive has incurred a separation from service (as defined in Section 409A(a)(1)(A)(i) of the Code).

5.Definitions. For purposes of this Agreement the following terms shall have the meanings specified below:

Employment Agreement- Paul A. Valas

5.1.“Board” or “Board of Directors”. The Board of Directors of the Company.

5.2.Cause”. Any of the following are grounds for the Company's termination of Executive for “Cause.”

(a)Any act by Executive which has been found in an applicable court of law to constitute a felony;

(b)Executive engages in any form of dishonesty or conduct involving moral turpitude related to Executive's employment relationship with the Company or that substantially impacts the reputation or operations of the Company in an adverse manner; or

(c)Executive's breach of any contractual, fiduciary or other recognized duty of Executive to the Company or any of its affiliates, or any other conduct that is patently inimical to the interests of the Company or any of its affiliates;

5.3. “Code”. The Internal Revenue Code of 1986, as it may be amended from time to time.

5.4.“Confidential Information”. All technical, business, and other information relating to the business of the Company or its subsidiaries or affiliates, including, without limitation, technical or nontechnical data, formulae, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers or suppliers, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Two years after the expiration or termination of this Agreement, information that does not constitute a trade secret under applicable law, will not be considered Confidential Information. In addition, the following will not be considered Confidential Information: (a) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure by Executive); and (b) information that is independently developed by Executive without reliance upon Confidential Information or otherwise in violation of Executive's obligations hereunder.

5.5.“Person”. Any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

5.6.“Term”. The period from the date of this Agreement through the Termination Date.

Employment Agreement- Paul A. Valas

6.Intellectual Property Rights.

8.1.Creative Work. Executive agrees that all creative work and work product, relating to the business of the Company or its subsidiaries or affiliates, including but not limited to all technology, designs, business management tools, processes, software, patents, trademarks, and copyrights developed by Executive during employment with the Company, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Company.

8.2.Assignment. Executive hereby assigns to the Company all right, title and interest, whether by way of copyrights, trade secrets, trademark, patent, or otherwise, in all such creative work or work products, regardless of whether the same is subject to protection by patent, trademark or copyright law. At the Company's request and expense, Executive will sign such documents and take such actions that the Company deems reasonably necessary to perfect, protect, and evidence the Company's right in the creative work.

7.Contract Non-Assignable. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of the Company.

8.Successors; Binding Agreement.

8.1.In addition to any obligations imposed by law upon any successor to, or transferee of, the Company, the Company will require any successor to, or transferee of, all or substantially all of the business and/or assets of the Company or stock of the Company (whether direct or indirect, by purchase, merger, reorganization, liquidation, consolidation or otherwise) to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.

8.2.This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and by the Company's successors and assigns. If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.

9.Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to the Company.

Employment Agreement- Paul A. Valas

10.Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three (3) business days after mailing if mailed, first class, certified mail, postage prepaid:

To the Company	Blount International, Inc. 4909 SE International Way Portland, OR 97222 ATTN: General Counsel
To the Executive:	Paul A. Valas 5795 Oak Creek Lane Greenwood Village, Colorado 80121
Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

11.Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

12.Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

13.Indemnification and Reimbursement of Expenses. During the Term and after Executive's termination, the Company shall (i) indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company's request, in each case to the maximum extent permitted by law and under the Company's Articles of Incorporation and Bylaws (the “Governing Documents”) and any applicable indemnification agreements, provided that in no event shall the Company modify any of the protection afforded to Executive hereunder or under the Governing Documents as in effect on the date of this Agreement except for changes mandated by law unless such modification expands the rights of Executive and (ii) advance Executive's expenses as permitted and set forth in the Governing Documents. During the Term and after Executive's termination, Executive shall be covered by any policy of directors' and officers' liability insurance maintained by the Company for the benefit of its officers and directors.

Employment Agreement- Paul A. Valas

14.Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto.

15.Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

16.Arbitration of Disputes; Expenses. All claims by Executive for compensation, benefits and other amounts under this Agreement shall be directed to and determined by the Board (or its designee) and shall be in writing. Any denial by the Board (or its designee) of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that Executive's claim has been denied. Unless prohibited by applicable law, any dispute or controversy arising under or in connection with this Agreement or with Executive's employment or benefits and payments shall be settled exclusively in Denver, Colorado, in accordance with the then effective arbitration rules of the Arbitration Service of Portland, Inc. (or of the American Arbitration Association, if the Arbitration Service of Portland, Inc. no longer exists), with the exception of any rules allowing for class action arbitration. To the extent administratively practicable, the Company and the Executive agree to select an arbitrator who is an attorney with experience in employment law disputes. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The prevailing party shall, to the extent allowed by law, be entitled to attorney's fees and costs, and any attorney's fees and costs on appeal. However, nothing in this Section 17 will prohibit or otherwise prevent either party from seeking equitable or injunctive relief or an order to compel arbitration; and any such action shall be brought in a state or federal court located in Denver County, Denver.  The parties hereto agree that they are subject to the jurisdiction of the federal and state courts of Denver for the purpose of such actions. Except to the extent provided in this Section 17, each party shall pay its own legal fees and other expenses associated with any dispute.

17.Entire Agreement. This Agreement contains the entire understanding of the parties regarding the subject matter of this Agreement and supersedes all prior and contemporaneous negotiations and agreements, whether written or oral, between the parties with respect to the subject matter of this Agreement, including the Old Agreement, except for Section 3(d) of the Old Agreements which will continue in full force and effect, as incorporated in Section 3(d) of this Agreement.

18.Attorneys' Fees. The Company agrees that it shall pay Executive's reasonable attorneys' fees and expenses of Bryan Cave LLP, incurred in connection with negotiation and execution of this Agreement.
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Employment Agreement- Paul A. Valas

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

EXECUTIVE:

Paul A. Valas

COMPANY:

BLOUNT INTERNATIONAL, INC.

By_____________________________
Joshua L. Collins, Chief Executive Officer

Employment Agreement- Paul A. Valas